This will certify that the following is a true and correct copy of the resolution adopted by the Board of Directors of First Great-West Life & Annuity Insurance Company on February 14, 2006, and that said resolution remains in full force and effect:

“That the Company hereby authorizes the establishment of three separate accounts designated COLI VUL-1 Series Account, COLI VUL-2 Series Account and COLI VUL-3 Series Account (each an “Account,” collectively, "the Accounts"), subject to such conditions as hereafter set forth, said use, purposes, and conditions to be in full compliance with N.Y.I.L. §4240 and all rules and regulations of the New York State Insurance Department;

Further, that the Accounts shall be established for the purpose of allowing the Company to issue such variable universal life contracts ("Contracts") as the President or a Vice President may designate, and each Account shall constitute a separate account into which will be allocated amounts paid to the Company which are to be applied under the terms of such Contracts;

Further, that the income, gains and losses, realized or unrealized, from assets allocated to each Account shall be credited to or charged against such Account without regard to other income, gains, or losses of the Company to the extent provided in the Contracts;

Further, that the President or a Vice President each be, and hereby is, authorized to deposit such amounts in each Account as may be necessary or appropriate to facilitate the commencement of such Account's operations;

Further, that the President or a Vice President each be, and hereby is, authorized to transfer funds from time to time into one or more of the Accounts in order to establish such Account(s) or to support the operation of the Contracts with respect to such Account(s) or to transfer funds from time to time out of such Account(s) if transfer is made by cash or securities having a readily determined market value, if such transfer is approved by the Superintendent of Insurance of New York;

Further, that the President or a Vice President each be, and is hereby authorized to change the designation of each Account to such other designation as he or she may deem necessary or appropriate;

Further, the Company be authorized and directed to obtain any required approvals with respect to the establishment of the Accounts and marketing the Contracts, from the Superintendent of Insurance of New York, and any other statutory or regulatory approvals as may be required by law;

such agreement or agreements as deemed necessary and appropriate for the establishment and maintenance of the Accounts or the design, administration and offer and sale of the Contracts;

Further, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof;

And further, that the term "appropriate officers" as used herein, shall include all of the elected and appointed officers of the Company, either severally or individually, subject to any applicable resolutions of the Board of Directors dealing with signing authority for the Company.”

Dated:	June 26, 2007

/s/ David C. Larsen

David C. Larsen

Associate Secretary

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